Exhibit 99.1

AAM Names Sandra Pierce to Board of Directors

DETROIT - Nov. 26, 2018 - American Axle & Manufacturing (NYSE: AXL) has named Sandra (Sandy) Pierce to its Board of Directors. Pierce is the Sr. Executive Vice President, Private Client Group and Regional Banking Director and Chairman of Michigan for Huntington National Bank

“Sandy has vast financial knowledge and an outstanding commitment to Detroit and to Michigan,” said David C. Dauch, Chairman and CEO, AAM. “We look forward to Sandy’s insight and experience and welcome her to the AAM family.”

Pierce joined Huntington in 2016 after the FirstMerit merger and leads the following corporate-wide revenue segments: Huntington Private Bank, Huntington Insurance Agency, Huntington Auto Finance and RV/Marine. Pierce also has management responsibility for Huntington’s Community Development initiatives and Huntington’s Regional Presidents across its eight-state footprint. Pierce is Chair of Huntington Bank Michigan.

Prior to joining FirstMerit, Pierce was Midwest Regional Executive, President and CEO for Charter One Bank, Michigan and a Regional Executive for JPMorgan Chase. Pierce began her career at NBD Bank.
Full director bios are available at aam.com

About AAM
American Axle & Manufacturing (AAM) (NYSE: AXL) is a premier, global leader in design, engineering, validation and manufacturing of driveline, metal forming, powertrain, and casting technologies for automotive, commercial and industrial markets. Headquartered in Detroit, AAM has over 25,000 associates operating at more than 90 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit www.aam.com.
###